Exhibit 99.1

InnovAge Announces Pricing of Initial Public Offering

DENVER, CO, March 3, 2021 — InnovAge Holding Corp. (InnovAge) today announced the pricing of its initial public offering of 16,666,667 shares of its common stock at a price to the public of $21.00 per share. The shares are expected to begin trading on the Nasdaq Global Select Market (Nasdaq) under the ticker symbol “INNV” on March 4, 2021, and the offering is expected to close on March 8, 2021, subject to customary closing conditions. In addition, InnovAge has granted the underwriters a 30-day option to purchase up to an additional 2,500,000 shares of common stock at the initial public offering price less underwriting discounts and commissions.

J.P. Morgan Securities LLC, Barclays Capital Inc., Goldman Sachs & Co. LLC and Citigroup are acting as joint lead book-running managers of the offering and as representatives of the underwriters. Robert W. Baird & Co. Incorporated, William Blair & Company, L.L.C., Piper Sandler & Co. and Capital One Securities, Inc. are acting as joint book-running managers of the offering. Loop Capital Markets LLC, Siebert Williams Shank & Co., LLC and Roberts & Ryan Investments, Inc. are acting as co-managers of the offering.

The offering of these securities is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866- 803-9204 or email at prospectus-eq_fi@jpmchase.com; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at barclaysprospectus@broadridge.com or by telephone at 1-888-603-5847; or Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, via telephone: 1-866-471-2526, or via email: prospectus-ny@ny.email.gs.com; or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About InnovAge

InnovAge is a market leader in managing the care of high-cost, dual-eligible seniors. Our mission is to enable seniors to age independently in their own homes for as long as possible. Our patient-centered care model meaningfully improves the quality of care our participants receive, while reducing over-utilization of high-cost care settings. InnovAge is at the forefront of value based senior healthcare and directly contracts with government payors, such as Medicare and Medicaid, to manage the totality of a participant’s medical care. InnovAge believes its healthcare model is one in which all constituencies — participants, their families, providers and government payors—“Win.” InnovAge currently serves approximately 6,600 participants across 17 centers in five states.

Media Contacts:
Mark Corbae
Mark.Corbae@westwicke.com

Kyle Evans

Kyle.Evans@westwicke.com

Investor Contacts:
Bob East, Asher Dewhurst, Jordan Kohnstam

InnovAgeIRPR@westwicke.com